Exhibit 23.1

CONSENT OF PINCOCK, ALLEN & HOLT

We hereby consent to (1) the reference in Registration Statement No. 333-157998 on Form S-3 (the “Registration Statement”) of US Gold Corporation (the “Company”) to our technical reports “NI-43-101 Technical Report for the Palmarito Project, Sinaloa  State, Mexico”, dated December 15, 2008, “Update of the Resource Estimate, Magistral Gold Project, Sinaloa, Mexico”,  dated June 18, 2009,  “Initial Resource Estimate for the El Gallo Project, Sinaloa State, Mexico”, dated August 17, 2010, “Resource Estimate for the El Gallo District, Sinaloa State, Mexico”, dated December 23, 2010 and “Preliminary Economic Assessment for the El Gallo District, Sinaloa State, Mexico”  dated February 11, 2011 (the “Reports”) relating to the Company’s Mexican projects, (2) the inclusion or incorporation by reference of information derived from the Reports in the Registration Statement and (3) all other references to the undersigned included or incorporated by reference in the Registration Statement. We also consent to the reference to us under the heading “Experts” in a prospectus, which is part of the Registration Statement, and any amendments thereto.

Pincock, Allen & Holt

/s/ “Ernest L. Bohnet”
Ernest L. Bohnet, P.E., P.Eng.
Vice President, Mining and Geological Services
Dated: February 14 , 2011